Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Management Updates Fiscal 2012 Earnings Guidance

Secaucus, New Jersey – November 15, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced third quarter net sales increased 3% to $500.9 million for the thirteen weeks ended October 27, 2012, compared to $484.1 million in the third quarter of 2011. Comparable retail sales increased 1.1% in the quarter.

GAAP net income was $35.0 million, or $1.44 per diluted share, in the third quarter of 2012. As adjusted, net income was $39.0 million, or $1.60 per diluted share, in the third quarter of 2012, compared to $33.7 million, or $1.33 per diluted share, in the third quarter of 2011.

Adjusted net income is a non-GAAP measure. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of net income as reported is included in this press release in Table 3.

“Our third quarter earnings per share exceeded our expectations. We had strong sales results in our e-commerce and outlet channels, and continued positive momentum in our big kids business throughout the quarter,” commented Jane Elfers, President and Chief Executive Officer. “Entering the fourth quarter, Hurricane Sandy had a devastating impact on our region, and our deepest sympathy goes out to all who were affected. Over 280 of our stores and our Northeast e-commerce business, which together account for approximately 31% of total company revenues, were impacted. We still expect to deliver positive comparable retail sales, but we are adjusting the margin and earnings outlook for the quarter and fiscal 2012 due to the heightened promotional environment post-Sandy.”

Fiscal Year-to-Date

Net sales increased 3% to $1,300.3 million fiscal year-to-date 2012, compared to $1,258.4 million for the same period last year. Comparable retail sales increased 1.1% fiscal year-to-date 2012.

GAAP net income for fiscal year-to-date 2012 was $40.6 million, or $1.66 per diluted share. As adjusted, net income was $51.0 million, or $2.09 per diluted share, compared to $53.0 million, or $2.05 per diluted share, for the same period last year.

Store Openings and Closures

During the third quarter of 2012, The Children’s Place opened 23 stores and closed one. Fiscal year-to-date 2012, the Company has opened 60 stores and closed seven.

Share Repurchase Program

During the third quarter, the Company repurchased 222 thousand shares for approximately $12.8 million. During the first nine months of fiscal 2012, the Company repurchased 935 thousand shares for approximately $47.7 million. At the end of the quarter, there was approximately $21.6 million remaining of the $50 million share repurchase program which was authorized by the Board of Directors in March 2012. Under the 2012 share repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under

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PLCE – Third Quarter 2012 Financial Results

the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

Outlook

The Company updated its earnings guidance for fiscal 2012 and now projects that non-GAAP adjusted earnings per diluted share will be between $3.10 and $3.15, compared to its previous guidance of $3.20 to $3.30, assuming positive low-single digit comparable retail sales.

The Company provided initial guidance for the fourth quarter of 2012, and is forecasting non-GAAP adjusted earnings per diluted share between $1.01 and $1.06, assuming positive low-single digit comparable retail sales.

The Company now expects gross margin to expand 170 to 190 basis points in the fourth quarter, and to deleverage 50 to 70 basis points for fiscal 2012. SG&A is expected to be flat as a percent of sales in the fourth quarter, and to deleverage 10 to 20 basis points for fiscal 2012.

This earnings guidance assumes that currency exchange rates will remain consistent with today’s rates, and does not include the impact of further potential share repurchases.

Conference Call Information

The Children’s Place will host a conference call to discuss its third quarter 2012 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of October 27, 2012, the Company operated 1,102 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2012. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

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Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

Net sales	$500,928	$484,085	$1,300,262	$1,258,399
Cost of sales	294,725	284,034	803,029	759,136
Gross profit	206,203	200,051	497,233	499,263
Selling, general and administrative expenses	131,832	126,741	374,292	355,348
Asset impairment charges	539	369	2,069	1,747
Other costs	570	-	4,466	-
Depreciation and amortization	23,023	18,493	57,723	54,722
Operating income	50,239	54,448	58,683	87,446
Interest (expense), net	(23)	(70)	(104)	(655)
Income before taxes	50,216	54,378	58,579	86,791
Provision for income taxes	15,192	20,686	17,952	33,792
Net income	$35,024	$33,692	$40,627	$52,999

Earnings per common share
Basic	$1.45	$1.34	$1.67	$2.07
Diluted	$1.44	$1.33	$1.66	$2.05

Weighted average common shares outstanding
Basic	24,086	25,121	24,290	25,657
Diluted	24,293	25,279	24,453	25,868

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Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 27,	January 28,	October 29,
	2012	2012*	2011
Assets:
Cash and cash equivalents	$203,101	$176,655	$152,621
Accounts receivable	25,948	17,382	25,867
Inventories	266,400	212,916	256,425
Other current assets	54,821	66,372	54,448
Total current assets	550,270	473,325	489,361

Property and equipment, net	335,953	323,863	326,623
Other assets, net	53,682	53,461	58,196
Total assets	$939,905	$850,649	$874,180

Liabilities and Stockholders' Equity:
Accounts payable	$99,342	$55,516	$54,960
Accrued expenses and other current liabilities	113,175	76,039	94,161
Total current liabilities	212,517	131,555	149,121

Other liabilities	112,164	109,728	118,418
Total liabilities	324,681	241,283	267,539

Stockholders' equity	615,224	609,366	606,641

Total liabilities and stockholders' equity	$939,905	$850,649	$874,180

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

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Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

Net income	$35,024	$33,692	$40,627	$52,999

Non-GAAP adjustments:
Expenses:
Store Impairment due to early termination	-	-	1,250	-
DC exit costs	6,256	-	10,152	-
Restructuring severance costs	-	-	1,971	-
Obsolete supply and fixture costs	-	-	883	-
Legal Settlement	-	-	1,087	-
Accelerated depreciation for Canadian store remodels	272	-	1,630	-
Aggregate impact of Non-GAAP adjustments	6,528	-	16,973	-
Income tax effect	(2,574)	-	(6,568)	-
Net impact of Non-GAAP adjustments	3,954	-	10,405	-

Adjusted net income	$38,978	$33,692	$51,032	$52,999

GAAP net income per common share	$1.44	$1.33	$1.66	$2.05

Adjusted net income per common share	$1.60	$1.33	$2.09	$2.05

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